Exhibit 10.2

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

$[ ][1]	__________ ____, 2024

Goleta, California

For value received Aeluma, Inc., a Delaware corporation (the “Company”), promises to pay to __________________ or its assigns (“Holder”) the principal sum of $[ ]1 due and payable on the date and in the manner set forth below.

This convertible promissory note (the “Note”) is issued as part of a series of similar convertible promissory notes (collectively, the “Notes”) pursuant to the terms of that certain Note Purchase Agreement (as amended, the “Agreement”) dated as of __________ __, 2024 to the persons and entities listed on the Schedule of Investors attached to the Agreement (collectively, the “Holders”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1. Repayment. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on June 30, 2026 (the “Maturity Date”).

2. Interest Rate. The Note shall be interest free.

3. Conversion; Repayment Upon Sale of the Company.

(a) In the event that the Company issues and sells shares of its Equity Securities (as defined below) to investors (the “Investors”) on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least $5,000,000 (excluding the conversion of the Notes and any other indebtedness) (a “Qualified Financing”), then the outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities at a conversion price (the “Conversion Price”) equal to eighty-five percent (85%) of the per share price paid by the Investors in the Qualified Financing.

(b) In the event that Company’s securities are accepted for listing on a national securities exchange or market, whether or not in connection with a Qualified Financing, (an “Uplist”) then the outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a conversion price equal to eighty-five percent (85%) to the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to the Uplist (the “Uplist Conversion Price”).

[1]	Equal to the amount listed on the Holder’s signature page of the Note Purchase Agreement.

(c) In the event the Company does not complete a Qualified Financing or Uplist at or before the Maturity Date, then the outstanding principal balance of this Note shall automatically convert without any further action by the Holder into shares of the Company’s common stock equal to eighty-five percent (85%) to the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to Maturity (the “Maturity Conversion Price”).

(d) Notwithstanding the foregoing, in no event shall the Conversion Price, Uplist Conversion Price or Maturity Conversion Price be lower than $[  ]2 per share (the “Floor Price”) or higher than $3.50 per share (the “Ceiling Price”); which Floor Price and Ceiling Price shall automatically adjust in the event of a stock split or consolidation by the Company. If the then applicable conversion price (whether upon a Qualified Financing, at Uplist or at the Maturity Date) is below the Floor Price, the Floor Price shall be deemed to be the applicable conversion price. If the then applicable conversion price (whether upon a Qualified Financing, at Uplist or at the Maturity Date) is above the Ceiling Price, the Ceiling Price shall be deemed to be the applicable conversion price.

(e) If, after aggregation, the conversion of this Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one share of the class and series of capital stock into which this Note has converted by such fraction.

(f) Notwithstanding any provision of this Note to the contrary, in the event that the Company consummates a Sale of the Company (as defined below) prior to the conversion or repayment in full of this Note, the Holder, at its election, (i) will receive a cash payment equal to the aggregate amount of principal then outstanding under the Note or (ii) provide written notice of exercise of a sale conversion. Upon receipt of any such notice, the then outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into shares of the Company’s common stock equal to eighty-five percent (85%) of the VWAP of the Common Stock on the OTC Markets for the five trading days immediately prior to the Sale of the Company (the “Sale Conversion Price”). In no event shall the Sale Conversion Price be lower than the Floor Price or higher than the Ceiling Price; which Floor Price and Ceiling Price shall automatically adjust in the event of a stock split or consolidation by the Company. If the then applicable Sale Conversion Price is below the Floor Price, the Floor Price shall be deemed to be the applicable conversion price. If the then applicable Sale Conversion Price is above the Ceiling Price, the Ceiling Price shall be deemed to be the applicable conversion price.

[2]	Floor price shall be equal to 85% of the 5-day VWAP on the Closing Date, as defined in the Note Purchase Agreement.

(g) For purposes of this Note:

(i) “Sale of the Company” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii) “Equity Securities” shall mean the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except that such defined term shall not include any security (x) granted, issued and/or sold by the Company to any employee, director or consultant in such capacity or (y) issued upon the conversion or exercise of any option or warrant outstanding as of the date of this Note.

(iii) “VWAP” shall mean the for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Notes then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

4. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

5. Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Requisite Holders.

6. Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Requisite Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 6(c) or 6(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company shall default in its performance of any covenant under the Agreement or any Note;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company, unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

7. Future Notes. If, while this Note is outstanding, the Company issues other indebtedness of the Company convertible into Equity Securities of the Company with material terms that are more favorable, from the perspective of the Holder (“Other Debt”), than the terms of this Note, then the Company will provide the Holder with written notice thereof, together with a copy of all documentation relating to such Other Debt and, upon request of the Holder, any additional information related to such Other Debt as may be reasonably requested by the Holder. The Company will provide such notice to Holder promptly (and in any event within 30 days) following the issuance of such Other Debt. In the event the Holder determines that the terms of the Other Debt are preferable to the terms of this Note, the Investor will notify the Company in writing within 5 days following Investor’s receipt of such notice from the Company. Promptly after receipt of such written notice from the Holder, but in any event within 30 days, the Company will amend and restate this Note to be substantially identical to promissory note evidencing the Other Debt, excluding the principal and accrued interest.

8. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

10. Parity with Other Notes. The Company’s repayment obligation to the Holder under this Note shall be on parity with the Company’s obligation to repay all Notes issued pursuant to the Agreement. In the event that the Company is obligated to repay the Notes and does not have sufficient funds to repay all the Notes in full, payment shall be made to the Holders of the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the Holder hereunder.

11. Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Requisite Holders.

12. Assignment. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered Holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[signature page follows]

Aeluma, Inc.

By:
Name:
Title:

Holder: __________________________

Principal Amount of Note: ____________

Date of Note: ______________________

[Signature page to Convertible Promissory Note of Aeluma, Inc.]